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As filed with the Securities and Exchange Commission on June 21, 2004

Registration No. 333-116142

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE FIRST MARBLEHEAD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	6199 (Primary Standard Industrial Classification Code Number)	04-3295311 (I.R.S. Employer Identification Number)

The Prudential Tower
800 Boylston Street, 34th Floor
Boston, MA 02199
(800) 895-4283
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Donald R. Peck
Executive Vice President, Chief Financial Officer and Treasurer
The First Marblehead Corporation
The Prudential Tower
800 Boylston Street, 34th Floor
Boston, MA 02199
(800) 895-4283
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Peter B. Tarr, Esq. Susan W. Murley, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Regina M. Pisa, Esq. Martin Carmichael III, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

 EXPLANATORY NOTE

        This amendment no. 2 to the registrant's registration statement on Form S-1 (Registration No. 333-116142) is being filed solely for the purpose of filing an exhibit, and no changes or additions are being made hereby to the prospectus that forms a part of the registration statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee and the NASD filing fees.

Amount To Be Paid
SEC registration fee	$31,877
National Association of Securities Dealers Inc. fee	25,660
Printing and mailing	125,000
Legal fees and expenses	450,000
Accounting fees and expenses	125,000
Miscellaneous	17,463

Total	$775,000

Item 14. Indemnification of Directors and Officers.

        Article SEVENTH of our Restated Certificate of Incorporation, as amended to date (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Article EIGHTH of our Charter provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of our company, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Charter provides that we will indemnify any Indemnitee who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of our company, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

        As a condition precedent to the right of indemnification, an Indemnitee must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

        Article EIGHTH of our Charter further provides that the indemnification provided therein is not exclusive, and provides that no amendment, termination or repeal of the relevant provisions of the Delaware corporate law statute or any other applicable law will diminish the rights of any Indemnitee to indemnification under our Charter.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

        Set forth below is information regarding shares of capital stock issued, notes issued and options granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, notes and options and information relating to the section of the Securities Act, or rules of the SEC, under which exemption from registration was claimed. Certain of the transactions described below involved directors, officers and five percent stockholders. See "Certain Relationships and Related Transactions."

  (a)    Issuance of Capital Stock

        In July 2002, we issued an aggregate of 1,999,680 shares of our common stock for an aggregate purchase price of $1,999,680, or $1.00 per share, to the following existing stockholders upon the exercise of warrants that we issued in July 1997:

Name of stockholder	Number of shares of common stock
Interlaken Investment Partners, L.P.	1,260,360
Jodi Alexander Smith	666,000
Dort A. Cameron III	35,920
William R. Berkley, Jr.	14,160
Catherine B. James.	10,600
Joshua Polan	7,040
Doopy L.P.	3,880
William L. Mahone	1,120
Martin B. O'Connell	600

  (b)    Issuance of Notes

        In June 2001, we issued promissory notes due in May 2004 in the aggregate principal amount of $5,518,000 to existing stockholders, or affiliates of existing stockholders, in the following amounts:

Name of stockholder	Amount of Note
Admiral Insurance Company	$2,500,000
Carolina Casualty Insurance	2,500,000
Robert and Ardis James Foundation	350,000
Dort A. Cameron III	108,000
Lucille R. Molloy	23,000
Catherine B. James	18,000
Joshua Polan	12,000
Martin B. O'Connell.	5,000
William L. Mahone	2,000

        If the notes were not paid in full at maturity, the noteholders had a right to a specified number of conditional warrants. These notes were paid in full on May 30, 2003, and no conditional warrants were ever issued.

        No underwriters were involved in the foregoing sales of securities. The securities described in paragraphs (a) and (b) of Item 15 were issued to U.S. investors in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of our common stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from registration.

  (c)    Stock Options

        From May 31, 2001 to November 14, 2003, the date of the filing of our registration statement on Form S-8, we issued an aggregate of 656,320 shares of common stock to the following individuals pursuant to the exercise of stock options.

Name of stockholder	Number of shares of common stock	Option exercise date	Exercise price
Barry Heneghan	8,000	10/31/03	$.80
Thatcher Fields	93,760	10/31/03	.80
Robert Baron	30,000	10/31/03	.80
John Niles	52,800	10/8/03	(1)
Ralph James	200,000	9/26/03	.50
Thatcher Fields	93,760	8/19/03	.80
Tamara Marz	114,000	7/24/03	(2)
Robert McGee	22,280	7/1/02	.80
Bill and Denise Rothwell	31,280	7/1/02	.80
Eliot and Teri Rothwell	10,440	7/1/02	.80

(1)
Mr. Niles exercised options to acquire 32,800 shares of common stock at $5.00 per share and 20,000 shares of common stock at $.80 per share
(2)
Ms. Marz exercised options to acquire 60,000 shares of common stock at $.80 per share and 54,000 shares of common stock at $1.00 per share.

        From May 31, 2001 to November 14, 2003, the date of the filing of our registration statement on Form S-8, we granted the following stock options to purchase an aggregate of 2,962,000 shares of common stock at exercise prices ranging from $0.80 to $15.00 per share to employees and directors.

Option Grant Date	Total Number of Stock Options Granted	Exercise Price
7/1/01	110,000.80
7/19/01	1,400,000	1.88
9/4/01	320,000	1.88
2/16/02	60,000	1.88
7/15/02	542,000	5.00
9/20/02	16,000	5.00
3/3/03	300,000	7.00
4/3/03	150,000	7.00
7/10/03	4,000	12.15
7/31/03	40,000	12.15
9/20/03	16,000	12.15
10/9/03	4,000	15.00

        Our 1996 Stock Option Plan was adopted by the board of directors in October 1996 and approved by our stockholders in March 1997. As of May 31, 2004, options under the plan to purchase 902,920 shares of common stock had been exercised for an aggregate consideration of $890,416, and options under the plan to purchase 5,591,080 shares of common stock were outstanding.

        Our 2002 Director Stock Option Plan was adopted by the board of directors in September 2002 and approved by our stockholders in August 2003. As of May 31, 2004, no options under the plan to purchase shares of our common stock had been exercised, and options under the plan to purchase 40,000 shares of common stock were outstanding.

        Our 2003 Stock Incentive Plan was adopted by the board of directors in September 2003 and approved by our stockholders in October 2003. As of May 31, 2004, no options under the plan had been granted.

        Our 2003 Employee Stock Purchase Plan was adopted by the board of directors in October 2003, and the first offering period under the plan commenced on October 31, 2003. As of May 31, 2004, no shares under the plan had been issued.

        The issuance of stock options and the common stock issuable upon the exercise of stock options as described in this paragraph (c) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, as well as Section 4(2) of the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits.

        (a)   See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

        (b)   Financial Statement Schedules

        None.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on June 21, 2004.

THE FIRST MARBLEHEAD CORPORATION
By:	/s/ DONALD R. PECK Donald R. Peck Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities indicated on June 21, 2004:

Signature	Title(s)

/s/ DANIEL MAXWELL MEYERS* Daniel Maxwell Meyers	Chief Executive Officer and Chairman (Principal Executive Officer)
/s/ DONALD R. PECK Donald R. Peck	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ LESLIE L. ALEXANDER* Leslie L. Alexander	Director
/s/ STEPHEN E. ANBINDER* Stephen E. Anbinder	Director
/s/ WILLIAM R. BERKLEY* William R. Berkley	Director
/s/ DORT A. CAMERON III* Dort A. Cameron III	Director
George G. Daly	Director
/s/ PETER S. DROTCH* Peter S. Drotch	Director
William D. Hansen	Director
*By:	/s/ DONALD R. PECK Donald R. Peck Attorney-in-fact

EXHIBIT INDEX

Number		Description
1.1	*	Form of Underwriting Agreement
3.1	(1)	Restated Certificate of Incorporation of the Registrant
3.2	(1)	Amended and Restated By-laws of the Registrant
5.1	**	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1	(1)†	Bank of America GATE Education Loan Program Umbrella Agreement (B of A) between the Registrant and Bank of America, N.A., dated April 30, 2001
10.2	(1)†	Note Purchase Agreement Bank of America GATE Loan Program between Bank of America, N.A. and the Registrant, dated April 30, 2001
10.3	(1)†	First Amendment to Program Agreements (BAGEL) among The Education Resources Institute, Inc., Bank of America, N.A. and the Registrant, dated March 1, 2002
10.4	(1)†	Amendment to First Amendment to Program Agreements (BAGEL) among Bank of America, National Association, the Registrant and The Education Resources Institute, Inc., dated as of March 1, 2002
10.5	(1)†	Second Amendment to Program Agreements (BAGEL) by and among Bank of America, National Association, the Registrant, The Education Resources Institute, Inc. and State Street Bank and Trust Company, dated January 10, 2003
10.6	(1)†	Third Amendment to Program Agreements by and among Bank of America, National Association, the Registrant, The Education Resources Institute, Inc. and U.S. Bank, N.A. (f/k/a State Street Bank and Trust Company), dated January 15, 2003
10.7	(1)	Fourth Amendment to Program Agreements by and among Bank of America, National Association, the Registrant, The Education Resources Institute, Inc. and U.S. Bank, N.A. (f/k/a State Street Bank and Trust Company), dated July 1, 2003
10.8	(1)†	Extension Agreement for CEDU prepGATE Loans between Bank of America, N.A. and the Registrant, dated May 1, 2001
10.9	(1)	Amendment to Guaranty, Loan Origination Agreement and Deposit and Security Agreement Bank of America GATE Education Loan Program among The Education Resources Institute, Bank of America, N.A., the Registrant and State Street Bank and Trust Company, dated May 1, 2001
10.10	(1)†	GATE Universal Loan Program Umbrella Agreement (Bank of America, N.A., among The National Collegiate Trust, the Registrant and Bank of America, N.A., dated March 7, 2003
10.11	(1)†	GATE Student Loan Program Umbrella Agreement (Bank of America NA) among the National Collegiate Trust, the Registrant and Bank of America NA, dated June 1, 1996, as amended
10.12	(1)†	Note Purchase Agreement between Bank of America, N.A. and the Registrant, dated June 30, 2003
10.13	(1)	Bank of America Direct to Consumer Loan Program: Umbrella Agreement between the Registrant and Bank of America, N.A., dated June 30, 2003
10.14	(1)†	Amended and Restated Note Purchase Agreement Education One Loan Program between Bank One, National Association and the Registrant, dated May 1, 2002, as amended
10.15	(1)†	Amendment to Program Agreements Bank One, N.A. (Education One Loan Program) among Bank One, N.A., the Registrant and The Education Resources Institute, Inc., dated April 1, 2003
10.16	(1)†	Amendment to Program Agreements (Bank One's Corporate Advantage Loan Programs) among Bank One, National Association, the Registrant, The Education Resources Institute and U.S. Bank, N.A.

10.17	(2)††	Note Purchase Agreement between Charter One Bank, N.A. and the Registrant, dated May 15, 2002, as amended
10.18	(2)††	Marketing Agreement among Charter One Bank, N.A., Collegiate Funding Services LLC and the Registrant, dated May 15, 2002
10.19	(1)†	Alternative Servicing Agreement between Pennsylvania Higher Education Assistance Agency and the Registrant, dated October 16, 2001, as amended
10.20	(1)†	Master Loan Guaranty Agreement between The Education Resources Institute, Inc. and the Registrant, dated February 9, 2001
10.21	(1)†	Master Servicing Agreement between The Education Resources Institute, Inc. and First Marblehead Education Resources, Inc., dated July 1, 2001. The Registrant joins in the agreement for the limited purposes set forth therein
10.22	(1)†	Marketing Services Agreement between The Education Resources Institute, Inc. and TERI Marketing Services, Inc., dated July 1, 2001
10.23	(1)†	Database Sale and Supplementation Agreement among The Education Resources Institute, Inc. and First Marblehead Education Resources, Inc., dated June 20, 2001. The Registrant joins in the Agreement for the limited purposes set forth therein
10.24	(1)†	Software Development Agreement by and between V-Tek Systems Corporation and the Registrant, dated July 1, 2003
10.25	(1)	Assignment Agreement between V-Tek Systems Corporation and the Registrant, dated July 8, 2003
10.26	(1)†	Origination Services Agreement by and between V-Tek Systems Corporation and the Registrant, dated July 1, 2003
10.27	(1)	Origination Services Agreement by and between Bank of America, N.A. and the Registrant, dated July 1, 2003
10.28	(1)	1996 Stock Option Plan, as amended to date
10.29	(1)	2002 Director Stock Plan
10.30	(1)	2003 Employee Stock Purchase Plan
10.31	(1)	2003 Stock Incentive Plan
10.32	(1)	Commercial Lease between Little Harbor Realty Limited Partnership and the Registrant for 30 Little Harbor, 2nd Floor, Marblehead, MA, dated November 29, 2000
10.33	(1)	Commercial Lease between Little Harbor Realty Limited Partnership and the Registrant for 30 Little Harbor, 1st Floor, Marblehead, MA, dated November 29, 2000
10.34	(1)	Commercial Lease between Little Harbor Realty Limited Partnership and the Registrant for 30 Little Harbor, 1st Floor, Marblehead, MA, dated, 200
10.35	(2)	Amended and Restated Standard Form Commercial Lease between OMV Associates Limited Partnership and the Registrant for 31 St. James Avenue, Boston, MA, dated February 18, 2004
10.36	(1)	Indenture of Lease between BP. Prucenter Acquisition LLC and the Registrant, dated September 5, 2003
10.37	(1)	Shareholders Agreement among the Registrant and the Stockholders of the Registrant named therein, dated as of December 21, 1995
10.38	(1)	Letter Agreement between the Registrant and John Hupalo, dated February 24, 2003
10.39	(1)	Letter Agreement between the Registrant and Donald Peck, dated April 10, 2003
10.40	(1)	Loan and Security Agreement among the Registrant, First Marblehead Data Services, Inc., First Marblehead Education Resources, Inc., Gate Holdings, Inc. and TERI Marketing Services, Inc. as Borrowers, and Fleet National Bank, as Lender, dated August 28, 2003
10.41	(1)	Letter Agreement among Messrs. Ralph James, Stephen Anbinder and Daniel Maxwell Meyers

10.42	(1)	Option Agreement among the Registrant, Stephen E. Anbinder and Ralph M. James, dated September 30, 2003
10.43	(1)	Option Agreement among the Registrant, Daniel Maxwell Meyers and Ralph M. James, dated September 30, 2003
10.44	(1)	Audit Committee Charter
10.45	(1)	Letter Agreement between the Registrant and Donald Peck, dated April 10, 2003
21.1	(1)	List of Subsidiaries
23.1	**	Consent of KPMG LLP
23.2	**	Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney

*
Filed herewith.

**
Previously filed.

(1)
Incorporated by reference to the exhibits to the Registrant's registration statement on Form S-1 (File No. 333-108531).

(2)
Incorporated by reference to exhibits to the Registrant's quarterly report on Form 10-Q filed with the SEC on May 14, 2004.

†
Confidential treatment has been granted for certain provisions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

††
Confidential treatment has been granted for certain provisions of this Exhibit pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX